Exhibit 10.24

Execution Copy

TRANSITIONAL EMPLOYMENT AGREEMENT

THIS TRANSITIONAL EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 16, 2015 (the “Effective Date”) by and between Midland States Bancorp, Inc., (the “Company”), Midland States Bank, an Illinois banking corporation (the “Bank”) (the Bank and the Company hereinafter collectively referred to as the “Employer”), and Leon J. Holschbach (“Executive”). As used in this Agreement, capitalized terms have the meanings set forth in Section 5.

RECITALS

A.                                    The Bank is a wholly-owned subsidiary of the Company.

B.                                    Executive is currently employed as President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank and currently serves as a member of the Board and the Bank Board.

C.                                    The Company and the Bank desire, with Executive’s assistance, to implement a succession plan with respect to Executive’s employment, and Executive desires to provide such assistance.

D.                                    The Company and the Bank desire to continue to employ Executive pursuant to the terms of this Agreement and Executive desires to continue to be employed by the Company and the Bank pursuant to such terms until Executive’s Retirement Date.

E.                                    The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed, and the financial details relating to any decision that either the Company or Executive may make to terminate this Agreement and Executive’s employment with the Company.

F.                                     The Parties desire to enter into this Agreement as of the Effective Date and, to the extent provided herein, to have this Agreement supersede all prior employment agreements between the Parties, whether or not in writing, and to have any such prior employment agreements become null and void as of the Effective Date.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1.                                      Prior Agreement.  As of the Effective Date, this Agreement shall supersede and replace any and all prior agreements respecting Executive’s employment by, or service to, the Employer as may from time to time have been made by and between the Parties, whether or not in writing, including but not limited to the Prior Agreement; provided, however, that any vested benefits due to Executive pursuant to any pension plan, welfare benefit plan or any other employee benefit plan shall continue to be available to Executive subject to the terms and conditions of the applicable plan as may be in effect from time to time.

2.                                      Employment Period.  Subject to the terms and conditions of this Agreement, the Employer hereby agrees to continue to employ Executive during the Employment Period and Executive hereby agrees to continue to remain in the employ of the Employer and to provide services during the Employment Period in accordance with this Agreement.  The “Employment Period” shall be the period commencing on the Effective Date and ending as of the close of business on the Retirement Date, unless sooner terminated as provided herein.

3.                                      Duties.  Subject to the transitions set forth below, Executive agrees that during the Employment Period, Executive will devote his full business time, energies and talents to serving at the direction of the Board and the Bank Board, as the case may be.

(a)                                 Subject to the following subsections of this Section 3, during the Employment Period, Executive shall continue serving as the President and Chief Executive Officer of the Company and the Bank, subject to the direction of the Board.

(b)                                 On or after January 1, 2016, the Bank Board shall have the right, and sole discretion, to appoint a new President of the Bank.

(c)                                  On or after January 1, 2017, the Bank Board shall have the right, and sole discretion, to appoint a new Chief Executive Officer of the Bank.

(d)                                 On or after January 1, 2018, the Board shall have the right, and sole discretion to appoint a new President of the Company.

(e)                                  During the Employment Term and through the end of the director term ending in calendar year 2020 (ending as of the annual shareholders meeting), the Executive shall continue to serve as a member of the Board and the Bank Board.

(f)                                   Executive shall have such duties and responsibilities as may be assigned to Executive from time to time by the Board and the Bank Board, which duties and responsibilities shall be commensurate with Executive’s above positions, shall perform all duties assigned to Executive faithfully and efficiently, which shall specifically include facilitating an amicable and efficient transition of duties to Executive’s successor for each of the above positions, subject to the direction of the Board and the Bank Board, and shall have such authorities and powers as are inherent to the undertakings applicable to Executive’s positions and necessary to carry out the responsibilities and duties required of Executive hereunder.  Through the Retirement Date, Executive will perform the duties required by this Agreement at the Company’s principal place of business unless the nature of such duties requires otherwise.  Notwithstanding the foregoing, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the Board or the Bank Board, inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Employer and its Affiliates; provided, however, that Executive shall not serve on the board of directors of any business (other than the Employer or its Affiliates) or hold any other position with any business without receiving the prior written consent of the Board and the Bank Board.

4.                                      Compensation and Benefits.  Subject to the terms and conditions of this Agreement, during the Employment Period, while Executive is employed by the Employer, the Employer shall compensate Executive for Executive’s services as follows for periods following the Effective Date:

(a)                                 Annual Base Salary.  Executive shall be compensated at an annual rate of $529,390.00 (the “Annual Base Salary”), which shall be payable in accordance with the Employer’s normal payroll practices as are in effect from time to time.  Beginning on January 1, 2016 and on each anniversary of such date, Executive’s rate of Annual Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”), and following such review, the Annual Base Salary may be adjusted upward but in no event will it be decreased.

(b)                                 Incentive Bonus.  Executive shall be entitled to receive performance based annual incentive bonuses (each, the “Incentive Bonus”) from the Employer for each fiscal year ending during the Employment Period.  Any such Incentive Bonus shall be paid to Executive within thirty (30) days of the completion of the annual audit by the Company’s auditor, but in no event later than two and one-half months after the close of each such fiscal year.  Executive’s target Incentive Bonus shall be not less than fifty percent (50%) of the Annual Base Salary, which Incentive Bonus shall be determined by specific performance criteria established from time to time by the Compensation Committee.  Executive shall not be eligible for Incentive Bonuses for performance periods that begin following the Retirement Date.

(c)                                  Life Insurance.  The Employer shall secure, at its sole expense, for the benefit of Executive and his beneficiaries, life insurance covering the life of Executive with an aggregate death benefit equal to $1,000,000.00.  Such life insurance may be provided pursuant to a group term life insurance plan maintained by the Employer for the benefit of its employees generally, pursuant to an individual life insurance policy covering the life of Executive, or a combination thereof.  Executive shall have sole discretion to designate the beneficiaries of such life insurance.  Any such policies provided pursuant to this subsection shall provide for the portability of such policies in the event of Executive’s termination of employment.

(d)                                 Supplemental Retirement Benefit.  The Employer shall provide for a supplemental executive retirement benefit for Executive that shall provide benefits during calendar years 2019, 2020, and 2021, provided that Executive at all times is available to assist the Company on as needed basis for business development or strategic initiatives, but in no event providing services greater than 20% percent of the level of services provided in calendar year 2018.  Benefits provided under this subsection (d) shall be based upon 50%, 40%, and 30% of Executive’s Annual Base Salary, as in effect immediately prior to the Retirement Date, for calendar years 2019, 2020, and 2021, respectively.  Such benefits shall be made in substantially equal monthly installments, subject to all applicable withholding requirements. Benefits provided under this subsection (d) shall be separately reflected in a written agreement, setting forth the complete terms and conditions with respect to such benefits.

(e)                                  Future Equity Awards.  For each of 2015, 2016 and 2017, Executive shall be eligible to receive restricted stock unit awards with a grant date fair value of not less than 33% of Executive’s Annual Base Salary as in effect on the date of grant.  The restricted stock units shall vest as of the earlier of Executive’s death or disability, the Retirement Date, the date of a Change of Control and in event of a termination by the Company without Cause and resignation for Good Reason.  The restricted stock units shall be settled in cash or stock, at the election of Executive.  The restricted stock units shall be separately reflected in written award agreements, setting forth the complete terms and conditions with respect to each such award.

(f)                                   Outstanding Stock Options.  Effective as of the date hereof, all of Executive’s stock options outstanding as of the Effective Date shall be amended to provide for the continued right to exercise such awards until the earlier of (i) the of the original expiration date of the awards (assuming that Executive had remained an employee of the Company through such dates, other than in the event of Executive’s termination for Cause), and (ii) December 31, 2020; provided that Executive remains in compliance with the Restrictive Covenants set forth in Section 8 below.

(g)                                 Outstanding Restricted Stock Awards.  Effective as of the date hereof, the Board shall retain the right, but not the obligation, to fully vest as of the Retirement Date, all restricted stock or restricted stock units outstanding as of the Effective Date.

(h)                                 Other Benefit Plans.  Subject to the foregoing, Executive shall be eligible to participate, subject to the terms and conditions thereof, in all other incentive plans and programs as may be in effect from time to time with respect to senior executives employed by the Employer on as favorable a basis as provided to other similarly situated senior executives.  Executive and Executive’s dependents, as the case may be, shall be eligible to participate in all pension and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, 401(k), as well as all medical and dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans and programs of the Employer, subject to the terms and conditions thereof, as in effect from time to time with respect to senior executives employed by the Employer on as favorable a basis as provided to other similarly situated senior executives.

(i)                                    Vacation.  Executive shall be entitled to accrue vacation at a rate of no less than four (4) weeks paid vacation for each calendar year, subject to the Employer’s vacation programs and policies as may be in effect during the Employment Period.

(j)                                    Expense Reimbursement.  Executive shall be reimbursed by the Employer, on terms and conditions that are substantially similar to those that apply to other similarly situated executives of the Employer, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items which are consistent with the Employer’s expense reimbursement policy and actually incurred by Executive in the promotion of the Employer’s business.

5.                                      Definitions.  As used throughout this Agreement, all of the terms defined in this Section 5 shall have the meanings given below.

(a)                                 “Affiliate” shall mean each company, corporation, partnership, bank, savings bank, savings and loan association, credit union or other financial institution, directly or indirectly, which is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of 51% or more of the voting securities or other voting interest or other equity interest of any corporation, partnership, joint venture or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

(b)                                 “Bank” means Midland States Bank.

(c)                                  “Bank Board” means the board of directors of the Bank.

(d)                                 “Base Compensation” shall mean the amount equal to the sum of (i) the greater of Executive’s then-current Annual Base Salary or Executive’s Annual Base Salary as of the date one (1) day prior to the Change of Control; and (ii) the average of the Incentive Bonus paid (or payable) for the three (3) most recently completed fiscal years of the Company.

(e)                                  “Board” means the board of directors of the Company.

(f)                                   “Change of Control” shall mean the first to occur of the following:

(i)                                     Any Person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding Voting Securities; or

(ii)                                  During any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new Director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)                               Consummation of:  (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) a complete liquidation of the Company or the Bank or an agreement for the sale or disposition by the Company of all or substantially all the Company’s or the Bank’s assets.

However, in no event shall a Change of Control be deemed to have occurred, with respect to the Executive if the Executive is part of a purchasing group which consummates the Change of Control transaction.  The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchase company or group (except for (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change of Control by a majority of the non-employee continuing Directors).

In the event that any benefit under this Agreement constitutes deferred compensation, and the settlement of, or distribution of such benefits is to be triggered by a Change of Control, then such settlement or distribution shall be subject to the event constituting the Change of Control also constituting a “change in the ownership” or “change in the effective control” of the Company, as permitted under Code Section 409A.

(g)                                 “Covered Period” shall mean the period beginning six (6) months prior to a Change of Control and ending twenty-four (24) months after the Change of Control.

(h)                                 “Disability” shall mean that Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

(i)                                    “Financial Institution” shall mean any person, firm, partnership, corporation or trust which owns, operates or is in the process of forming, a bank, savings and loan association, credit union or similar financial institution.

(j)                                    “Good Reason” shall mean Executive’s voluntary Termination of employment for one or more of the following reasons:

(i)                                     an adverse change in the nature, scope or status of Executive’s position, authorities or duties from those in effect in accordance with Section 3, or if applicable and greater, immediately prior to the Covered Period;

(ii)                                  a reduction in Executive’s Annual Base Salary, Incentive Bonus opportunity, or material reduction in Executive’s aggregate compensation and benefits from that in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;

(iii)                               relocation of Executive’s primary place of employment of more than ninety (90) miles from Executive’s primary place of employment immediately following the Effective Date, or if applicable, prior to the Covered Period, or a requirement that Executive engage in travel that is materially greater than was required prior to the Covered Period;

(iv)                              failure by an acquirer to assume this Agreement at the time of a Change of Control; or

(v)                                 a material breach by the Employer, or its successor, of this Agreement.

Notwithstanding the foregoing, prior to Executive’s Termination for Good Reason, Executive must give the Employer written notice of the existence of any condition set forth in clause (i) — (v) above within ninety (90) days of such initial existence and the Employer shall have thirty (30) days from the date of receipt of such notice in which to cure the condition giving rise to Good Reason, if curable.  If, during such thirty (30) day period, the Employer cures the condition giving rise to Good Reason, no payments or benefits shall be due under Section 6 of this Agreement with respect to such occurrence.  If, during such thirty (30) day period, the Employer fails or refuses to cure the condition giving rise to Good Reason, Executive shall be entitled to payments or benefits under Section 6 of this Agreement upon such Termination; provided such Termination occurs within 24 months of such initial existence of the applicable condition.

(k)                                 “Minimum Payments” shall mean, as applicable, the following amounts:

(i)                                     Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;

(ii)                                  Executive’s earned but unpaid Incentive Bonus for the previously completed fiscal year;

(iii)                               Executive’s accrued but unpaid vacation pay for the period ending on the Termination Date;

(iv)                              Executive’s unreimbursed business expenses and all other items earned and owed to Executive through the Termination Date; and

(v)                                 benefits, incentives and awards described in Section 6(f).

(l)                                    “Parties” means the Company, the Bank, and Executive.

(m)                             “Prior Agreement” means that certain employment agreement by and between the parties dated December 1, 2010.

(n)                                 “Pro Rata Bonus” means a payment equal to the Incentive Bonus that Executive would have earned for the year of termination, based upon actual results of the Employer and pro rated on a per diem basis (by dividing the number of days employed during the applicable performance period by the total number of days in the applicable performance period).

(o)                                 “Release” shall mean a general release and waiver substantially in the form attached hereto as Exhibit A.

(p)                                 “Restricted Area” shall mean an area that encompasses a twenty-five (25) mile radius from each banking or other office location of the Employer and its Affiliates; provided however, that, in the event of a Change of Control, the Restricted Area shall be limited to the Restricted Area immediately prior to such Change of Control.

(q)                                 “Restricted Period” shall mean the time period including Executive’s employment with the Employer and for a period of eighteen (18) months (twelve (12) months if the termination occurs during a Covered Period) immediately following the termination of employment, for whatever reason, where such termination occurs during the Employment Period or thereafter.

(r)                                  “Restrictive Covenants” means each of the restrictive covenants set forth in Section 8.

(s)                                   “Retirement Date” means Executive’s retirement as of the close of business on December 31, 2018.

(t)                                    “Severance Amount” shall mean:

(i)                                     for any Termination occurring during the Employment Period and not during a Covered Period, an amount equal to Executive’s Base Compensation for the remaining Employment Period; or

(ii)                                  for any Termination occurring during a Covered Period, an amount equal to two hundred percent (200%) of Executive’s Base Compensation.

(u)                                 “Termination” shall mean termination of Executive’s employment either:

(i)                                     by the Employer or its successor, as the case may be, other than a Termination for Cause or any termination as a result of death or Disability; or

(ii)                                  by Executive for Good Reason.

(v)                                 “Termination Date” shall mean the date of employment termination, for any reason or no reason, indicated in the written notice provided by the Employer or Executive to the other.

(w)                               “Termination for Cause” shall mean only a termination by the Employer as a result of:

(i)                                     Executive’s willful and continuing failure, that is not remedied within twenty (20) days after receipt of written notice of such failure from the Board, to perform his obligations hereunder;

(ii)                                  Executive’s willful act or acts of gross misconduct that are, alone or in the aggregate, materially and demonstrably injurious, monetarily or otherwise, to the Employer or an Affiliate, as determined in the sole discretion of the Board and Bank Board; or

(iii)                               Executive’s breach of fiduciary responsibility or any obligation of Executive pursuant to Section 8.

Any determination of a Termination for Cause under this Agreement shall be made by resolution adopted by a two-thirds (2/3) vote of the Board at a meeting called and held for that purpose. Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard, with the presence of counsel, prior to the vote being taken by the Board.

(x)                                 “Voting Securities” shall mean any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.

6.                                      Rights and Obligations Upon Termination.  This Agreement and Executive’s employment under this Agreement may be terminated for any of the reasons described in this Section 6, provided that this Agreement and Executive’s employment under this Agreement shall in all events terminate as of the Retirement Date if no such termination has occurred prior to the Retirement Date.  Executive’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 6:

(a)                                 Minimum Payments.  If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the Minimum Payments, in addition to any payments or benefits to which Executive may be entitled under the following provisions of this Section 6 (other than this Section 6(a)) or the express terms of any employee benefit plan or as required by law.  Any payments to be made to Executive pursuant to this Section 6(a) shall be made within thirty (30) days after the Termination Date; provided that any benefits, incentives or awards payable as described in Section 6(f) shall be made in accordance with the provisions of the applicable plan, program or arrangement.  Except as may be otherwise expressly provided to the contrary in this Agreement or as otherwise provided by law, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Employer following the Termination Date for purposes of any employee benefit plan or arrangement in which Executive may participate at such time.

(b)                                 Termination for Cause, Death, Disability, Voluntary Resignation and Expiration.

(i)                                     Upon a determination of a Termination for Cause by the Employer, Executive’s death or Disability, or Executive’s voluntary resignation other than for Good Reason, Executive’s employment shall immediately terminate.

(ii)                                  If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause, death, Disability, voluntary resignation other than for Good Reason or if this Agreement expires as of the Retirement Date, then, other than the Minimum Payments, Executive shall have no right to payments or benefits under this Agreement (and the Employer shall have no obligation to make any such payments or provide any such benefits) for periods after the Termination Date.

(c)                                  Termination Other than for Cause or Termination for Good Reason.  Subject to Section 7 below, if Executive’s employment by the Employer, or any Affiliate or successor of the Employer, shall be subject to a Termination other than during a Covered Period, then, in addition to the Minimum Payments, the Employer shall provide Executive the following benefits:

(i)                                     Commencing on the Termination Date, Executive shall receive the applicable Severance Amount (less any amount described in subparagraph (ii) below) paid in twelve (12) substantially equal monthly installments, with each successive payment being due on the monthly anniversary of the Termination Date.

(ii)                                  To the extent any portion of the applicable Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), Executive shall receive such portion of the applicable Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable within five (5) days after Executive’s Termination Date.

(iii)                               Executive (and dependents, as may be applicable) shall be entitled to the medical benefits provided in Section 6(e) below.

(iv)                              Executive shall be entitled to receive a Pro Rata Bonus, when Incentive Bonuses are paid to other senior management of Employer, consistent with Section 4(a) of this Agreement.

(d)                                 Termination Upon a Change of Control.  Subject to Section 7 below, if Executive’s employment by the Employer, or any Affiliate or successor of the Employer, shall be subject to a Termination within a Covered Period, then, in addition to Minimum Payments, the Employer shall provide Executive the following benefits:

(i)                                     Within five (5) days after Executive’s Termination Date, the Employer shall pay Executive a lump sum payment in an amount equal to the Severance Amount.

(ii)                                  Executive (and his dependents, as may be applicable) shall be entitled to the medical benefits provided in Section 6(e) below.

(iii)                               Within five (5) days after Executive’s Termination Date, the Employer shall pay Executive a lump sum payment in an amount equal to the Pro Rata Bonus, based upon the actual performance of the Company through the Termination Date.

(e)                                  Medical, Dental and Life Insurance Benefits.  If Executive’s employment by the Employer or any Affiliate or successor of the Employer shall be subject to a Termination as provided in subsections (c) or (d) above within the Employment Period, then to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical and dental plans of the Employer (or any Affiliate) for active employees immediately prior to the termination, then, for as long as Executive is eligible for and elects coverage under the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Employer will provide Executive and those dependents with equivalent coverage, with Executive required to pay the same amount as Executive would pay if Executive continued in employment with the Employer or an Affiliate during such period, but in no event more than eighteen (18) months following termination; provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company (or an Affiliate) or violate any nondiscrimination requirements then applicable with respect to the applicable plans.  The coverage may be procured directly by the Employer (or any Affiliate, if appropriate) apart from, and outside of the terms of the plans themselves; provided that Executive and Executive’s dependents comply with all of the conditions of the medical or dental plans, with the cost to the Employer not to exceed the cost for continued COBRA coverage.  In the event Executive or any of Executive’s dependents become eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer which plan benefits are comparable to Employer (or any Affiliate) plan benefits, coverage under Employer (or any Affiliate) plans will cease for the eligible Executive and/or dependent.  Executive and Executive’s dependents must notify the Employer (or any Affiliate) of any subsequent employment and provide information regarding medical and/or dental coverage available.  In the event the Employer (or any Affiliate) discovers that Executive and/or dependent has become employed and not provided the above notification, all payments and benefits under this subsection (e) will cease.  In the event that as of the date of a Change of Control, Executive is covered by life insurance pursuant to Section 4(c), the Employer (or its successor) shall continue such coverage in effect for eighteen (18) months, at which time Executive shall be permitted to take over such payments pursuant to a “roll out” of such policies to Executive.

(f)                                   Other Benefits.  Executive’s rights following a Termination with respect to any benefits, incentives or awards provided to Executive pursuant to the terms and conditions of any plan, program or arrangement sponsored or maintained by the Employer, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms and conditions of such plan, program or arrangement and this Agreement shall have no effect upon such terms and conditions except as specifically provided herein.

(g)                                 Removal from any Boards and Positions.  Upon a Termination for Cause, Executive shall be deemed to resign (i) if a member, from the Board and the board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Company or an Affiliate, (ii) from each position with the Company and any Affiliate, including as an officer of the Company or an Affiliate and (iii) as a fiduciary of any employee benefit plan of the Company and any Affiliate.

(h)                                 Clawback.  Notwithstanding any provision of this Agreement to the contrary, if any statute, law or Employer policy (where such policy is no more expansive than required by law or the rules of an applicable stock exchange) require the recapture or “clawback” of any benefits paid to Executive under this Agreement following the Termination Date, Executive shall repay to the Company the aggregate amount of any such payments, with such repayment to occur no later than thirty (30) days following Executive’s receipt of a written notice from the Company indicating that payments received by Executive under this Agreement are subject to recapture or clawback.

7.                                      Release.  Notwithstanding anything contained in this Agreement to the contrary, no payments or benefits (including without limitation, vesting of any and all stock options, shares of restricted stock, restricted stock units and other unvested incentive awards) payable to

Executive under Section 6(c), 6(d) or 6(e) (except for payments and benefits described in Section 6(a)) shall be paid or provided to Executive unless he first executes (without subsequent revocation) and delivers to the Employer a Release.  To the extent any of the payments and/or benefits due under Section 6(c), 6(d) or 6(e) are determined to be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Release must be executed and become irrevocable on or before the 60th day following the Termination Date.  Provided that an executed, irrevocable Release has been delivered and become irrevocable on or before the 60th day following the Termination Date, any payments and benefits that are determined to be subject to Section 409A of the Code shall become payable, or shall otherwise commence, as of the 60th day following the Termination Date.  If an executed, irrevocable Release is not delivered and become irrevocable on or before the 60th day following the Termination Date, Executive shall forever forfeit any and all rights to any payment or benefit (to the extent such payment or benefit is determined to be subject to Section 409A of the Code) under Section 6(c), 6(d) or 6(e) or any payment or benefit in lieu thereof.

8.                                      Restrictive Covenants.

(a)                                 Confidential Information.  Executive acknowledges that, during the course of his employment with the Employer, Executive may produce and have access to confidential and/or proprietary non-public information concerning the Employer and its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”).  Executive agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Employer, either during or after his employment with the Employer, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Executive of his duties hereunder.  Executive agrees that, if he receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Employer or any of its Affiliates, or his activities in connection with the business of the Employer or any of its Affiliates, Executive will immediately notify the Employer of such subpoena, court order or other requirement and deliver forthwith to the Employer a copy thereof and any attachments and non-privileged correspondence related thereto.  Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.  Executive agrees to abide by the Employer’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and its Affiliates.  In this regard, Executive shall not directly or indirectly render services to any person or entity where Executive’s service would involve the use or disclosure of Confidential Information.  Executive agrees not to use any Confidential Information to guide him in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that he did not violate any agreements set forth in this Agreement.

(b)                                 Documents and Property.

(i)                                     All records, files, documents and other materials or copies thereof relating to the business of the Employer and its Affiliates, which Executive shall prepare, receive, or use, shall be and remain the sole property of the Employer and, other than in connection with performance by Executive of his duties hereunder, shall not be removed from the premises of the Employer or any of its Affiliates without the Employer’s prior written consent, and shall be promptly returned to the Employer upon Executive’s termination of employment together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(ii)                                  Executive acknowledges that Executive’s access to and permission to use the Employer’s and its Affiliates’ computer systems, networks, and equipment, and all the Employer and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Employer and reasonable personal use in accordance with the Employer’s applicable policies and procedures.  Any other access to or use of such systems, networks, equipment, and information is without authorization and is prohibited.  The restrictions contained in this Section 8(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Employer or its Affiliates.  Executive shall not transfer any Employer or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Employer or an Affiliate.  Upon a Termination, Executive’s authorization to access and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and any Employer and Affiliate information contained therein, shall cease, and Executive shall delete any Employer and Affiliate information from Executive’s personal computer or other electronic device.

(c)                                  Non-Competition and Non-Solicitation.  The Employer and Executive have agreed that the primary service area of the Employer’s lending and deposit taking functions in which Executive will actively participate extends to the Restricted Area.  Therefore, as an essential ingredient of and in consideration of this Agreement and his employment by the Employer, Executive agrees that, during the Restricted Period, he will not, except with the express prior written consent of the Employer, directly or indirectly, do any of the following:

(i)                                     Engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer or consultant to, lend his name or any similar name to, lend his credit to, or render services or advice to a Financial Institution with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided however, that the ownership by Executive of shares of the capital stock of any Financial Institution which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement.

(ii)                                  Executive will not, directly or indirectly, either for himself, or any Financial Institution: (1) induce or attempt to induce any employee of the Employer or any of its Affiliates to leave the employ of the Employer or any of its Affiliates; (2) in any way interfere with the relationship between the Employer or any of its Affiliates and any employee of the Employer or any of its Affiliates; or (3) induce or attempt to induce any customer, supplier, licensee, or business relation of the Employer or any of its Affiliates to cease doing business with the Employer or any of its Affiliates or in any way interfere with the relationship between the Employer or any of its Affiliates and their respective customers, suppliers, licensees or business relations.

(iii)                               Executive will not, directly or indirectly, either for himself, or any Financial Institution, solicit the business of any person or entity known to Executive to be a customer of the Employer or any of its Affiliates, where Executive, or any person reporting to Executive, had personal contact with such person or entity, with respect to products, activities or services which compete in whole or in part with the products, activities or services of the Employer or any of its Affiliates.

(iv)                              Executive will not, directly or indirectly, serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restricted Area, with respect to the products, activities or services which compete in whole or in part with the products, activities or services of the Employer or any of its Affiliates.

(v)                                 Notwithstanding the foregoing, subsections (i) and (iv) above shall not apply with respect to a Financial Institution with assets of less than $100,000,000 at all times during the Restricted Period.

(d)                                 Work for Hire Provisions.

(i)                                     Exclusive Rights of the Employer in Work Product.  The parties acknowledge and agree that all work performed by Executive for the Employer or any of its Affiliates shall be deemed “work for hire.”  The Employer shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions (as defined below), and the Employer shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same.  Any and all enhancements of the technology of the Employer or any of its Affiliates that are developed by Executive shall be the exclusive property of the Employer.  Executive hereby assigns to the Employer any right, title and interest in and to all Inventions that he may have, by law or equity, without additional consideration of any kind whatsoever from the Employer or any of its Affiliates.  Executive agrees to execute and deliver any instruments or documents and to do all other things (including the giving of testimony) requested by the Employer (both during and after the termination of his employment with the Employer) in order to vest more fully in the Employer or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries).

(ii)                                  Definitions and Exclusions.  For purposes of this Agreement, “Inventions” means all systems, procedures, techniques, manuals, data bases, plans, lists,

inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by Executive in the course of his employment with the Employer or any of its Affiliates and/or comprised, in whole or part, of Confidential Information.  Notwithstanding the foregoing, Inventions shall not include:  (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Executive prior to his exposure to any Confidential Information.

(e)                                  Remedies for Breach of Restrictive Covenants.  Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges and expressly agrees that the covenants contained in this Section 8 are reasonable with respect to their duration, geographical area and scope.  Executive further acknowledges that the restrictions contained in this Section 8 are reasonable and necessary for the protection of the legitimate business interests of the Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Employer and such interests, and that such restrictions were a material inducement to the Employer to enter into this Agreement.  In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with him, as the case may be.

(f)                                   In the event of the existence of any other agreement between the parties which (i) is in effect during the Restricted Period, and (ii) which contains restrictive covenants that conflict with any of the provisions of this Section 8, then the more restrictive of such provisions from the agreements shall control for the period during which the agreements would otherwise be in effect.

9.                                      No Set-Off; No Mitigation.  Except as provided herein, the Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Employer may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

10.                               Notices.  Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company (with a copy to the Bank):

Midland States Bancorp, Inc.
Attention: Chairman of the Board of Directors

133 W. Jefferson Street
Effingham, Illinois 62401

If to the Bank (with a copy to the Company):

Midland States Bank
Attention: Chairman of the Board of Directors
133 W. Jefferson Street
Effingham, Illinois 62401

If to Executive, to such home address or other address as Executive has most recently provided to the Employer.

or to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

11.                               Applicable Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Effingham, Illinois.

12.                               Entire Agreement; Survival.

(a)                                 This Agreement constitutes the entire agreement between Executive and the Employer concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, specifically including the Prior Agreement.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.  The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations.  Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and Executive hereby agrees that such scope may be judicially modified accordingly.

(b)                                 The provisions of Section 8 shall survive the termination of this Agreement.

13.                               Withholding of Taxes.  The Employer may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

14.                               No Assignment.  Executive’s rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution.  In the event of any attempted assignment or transfer contrary to this Section, the Employer shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.                               Successors.  This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns (including, without limitation, any company into or with which the Employer may merge or consolidate).  The Employer agrees that it will not effect the sale or other disposition of all or substantially all of its assets (where such transaction would constitute a Change of Control) unless either (a) the person or entity acquiring the assets, or a substantial portion of the assets, shall expressly assume by an instrument in writing all duties and obligations of the Employer under this Agreement, or (b) the Employer shall provide, through the establishment of a separate reserve, for the payment in full of all amounts which are or may reasonably be expected to become payable to Executive under this Agreement.

16.                               Legal Fees.  In the event that either Party commences arbitration or litigation to enforce or protect his and/or its rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence and counsel) relating to such action, in addition to all other entitled relief, including but not limited to damages and injunctive relief.

17.                               Amendment.  This Agreement may not be amended or modified except by written agreement signed by Executive and the Employer.

18.                               Internal Revenue Code Section 409A.

(a)                                 It is intended that this Agreement shall comply with the provisions of Section 409A of the Code so as not to subject Executive to the payment of additional taxes and interest under Section 409A of the Code.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Section 409A of the Code would result in Executive being subject to payment of additional income taxes or interest under Section 409A of the Code, the parties agree to amend this Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Section 409A of the Code.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of a Termination unless such Termination constitutes a “separation from service” within the meaning of Code Section 409A.  For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments.  To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).  This Section 18 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(c)                                  Notwithstanding any provision in this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Section 409A(a)(2)(B)(i) of the Code, payments due under this Agreement which are deemed to be deferred compensation shall be subject to a six (6) month delay following the Termination Date.  For purposes of Section 409A of the Code, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six (6) month deferral period and all other payments shall be unaffected.  All delayed payments shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh-month following the Termination Date (or, if earlier, the date of death of Executive) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period.  Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

(d)                                 The term “Specified Employee” shall mean any person who is a “key employee” (as defined in Code Section 416(i) of the Code without regard to paragraph (5) thereof), as determined by the Employer based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”).  If Executive is determined to be a key employee under Section 416(i) of the Code (without regard to paragraph (5) thereof), he shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of such identification period.  For purposes of determining whether Executive is a key employee under Section 416(i) of the Code, “compensation” shall mean Executive’s W-2 compensation as reported by the Employer for a particular calendar year.

19.                               Construction.

(a)                                 In this Agreement, unless otherwise stated, the following uses apply: (i) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (iii) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (iv) indications of time of day are based upon the time applicable to the location of the principal headquarters of the Company; (v) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (vi) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (vii) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (viii) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (ix) all words used shall be construed to be of such gender or number as the circumstances and context require; (x) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (xi) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(b)                                 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MIDLAND STATES BANCORP, INC.		LEON J. HOLSCHBACH

By:	/s/ John M. Schultz	/s/ Leon J. Holschbach
Name:	John M. Schultz	[Signature]
Its:	Chairman

MIDLAND STATES BANK

By:	/s/ John M. Schultz
Name:	John M. Schultz
Its:	Chairman

EXHIBIT A

GENERAL RELEASE AND WAIVER

THIS GENERAL RELEASE AND WAIVER (the “Release”) is made and entered into as of this     day of           , 200 , by and between Midland States Bancorp, Inc., (the “Company”), Midland States Bank, an Illinois banking corporation (the “Bank”) (the Bank and the Company hereinafter collectively referred to as the “Employer”), and Leon J. Holschbach (“Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Termination of Employment.  Executive and the Employer agree that Executive’s employment with the Employer terminated effective                .  Executive further agrees that without prior written consent of the Employer he will not hereafter seek reinstatement, recall or reemployment with the Employer.

2.                                      Severance Payment.

(a)                                 A description of the payments to which Executive may be entitled upon termination of employment are contained in Section 6 of that certain Employment Agreement entered into by and between the Employer and Executive dated [           , 2015], which is incorporated by reference herein (the “Employment Agreement”).

(b)                                 The payments described in this Section 2 are over and above that to which Executive would be otherwise entitled to upon the termination of his employment with the Employer, absent executing this Release, notwithstanding the terms of the Employment Agreement.  Executive affirms that he has agreed in the Employment Agreement, and again herein, that he is only entitled to such payments if he executes this Release.

3.                                      General Release.  In consideration of the payments and benefits to be made by the Employer to Executive in Section 2 above, Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Employer, its shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release.  Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Illinois Human Rights Act, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Employer, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Employer, the termination of his employment with the Employer, or involving any continuing effects of his employment with the Employer or termination of employment with the Employer; provided, however, that nothing herein waives or releases Executive’s rights to any payments or benefits the Employer is required to pay or provide pursuant to the terms of the Employment Agreement or this Release or to indemnification which Executive may have under the Employer’s governing documents, by any agreement, under any applicable law or otherwise.  Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge.  Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois.

4.                                      Covenant Not to Sue.  Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Section 3 hereof, and further agrees that his Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding.  If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

5.                                      No Disparaging, Untrue Or Misleading Statements.  Executive represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to, respectively, the Employer, its products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Employer’s behalf), or Executive.

6.                                      Severability.  If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  The Parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the Parties are unable to agree upon a lawful substitute, the Parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

7.                                      Waiver.  A waiver by the Employer of a breach of any provision of this Release by Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by Executive.  No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

8.                                      Non-Disclosure.  Executive agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family, until such time as the information in this Release is disclosed by the Employer as may be required by law.

9.                                      Restrictive Covenants.  Executive agrees that he will abide by the terms set forth in Section 8 of the Employment Agreement.

10.                               Return of Employer Materials.

(a)                                 Executive represents that he has returned to the Employer all information, property, and supplies belonging to the Employer or any of its affiliates, including any confidential or proprietary information, Employer autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Employer or any of its affiliates.

(b)                                 Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Employer or any of its affiliates.  Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Employer, including claims for damages and/or appropriate injunctive relief.

11.                               Representation.  Executive hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:

(a)                                 this Release is written in a manner understood by Executive;

(b)                                 this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;

(c)                                  Executive has not waived any rights arising after the date of this Release;

(d)                                 Executive has received valuable consideration in exchange for the Release in addition to amounts Executive is already entitled to receive; and

(e)                                  Executive has been advised to consult with an attorney prior to executing this Release.

12.                               Consideration and Revocation.  Executive is receiving this Release on           , 201 , and Executive shall be given twenty-one (21) days from receipt of this Release to consider whether to sign the Release.  Executive agrees that changes or modifications to this Release do not restart or otherwise extend the above twenty-one (21) day period, unless specifically agreed to in writing by the Employer.  Moreover, Executive shall have seven (7) days following execution to revoke this Release in writing to the Secretary of the Employer and the Release shall not take effect until those seven (7) days have ended.

13.                               Future Cooperation.  In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Employer which relate to periods of time during the Employment Period (as defined in the Employment Agreement), Executive agrees to make himself reasonably available, upon reasonable notice from the Employer and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Employer, meet with attorneys or other representatives of the Employer, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters.  Executive shall be reimbursed for reasonable costs and expenses incurred by him as a result of actions taken pursuant to this Section 13.  It is expressly agreed and understood that Executive will provide only truthful testimony if required to do so, and that any payment to him is solely to reimburse his expenses and costs for cooperation with the Employer.  Nothing in this Section 13 is intended to require Executive to expend an unreasonable period of time in activities required by this Section.

14.                               Amendment.  This Release may not be altered, amended, or modified except in writing signed by both Executive and the Employer.

15.                               Joint Participation.  The parties hereto participated jointly in the negotiation and preparation of this Release, and each Party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release.  Accordingly, it is agreed that no rule of construction shall apply against any Party or in favor of any Party.  This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one Party and in favor of the other.

16.                               Binding Effect; Assignment.  This Release and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns.  Neither Party may assign its respective interests hereunder without the express written consent of the other Party.

17.                               Applicable Law.  All questions concerning the construction, validity and interpretation of this Release and the performance of the obligations imposed by this Release shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction and any court action commenced to enforce this Release shall have as its sole and exclusive venue the County of Effingham, Illinois.

18.                               Execution of Release.  This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

PLEASE READ THIS RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

If Executive signs this Release less than 21 days after he receives it from the Employer, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Employer.

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IN WITNESS WHEREOF, the parties have executed this Release as of the date first stated above.

MIDLAND STATES BANCORP, INC.	LEON J. HOLSCHBACH

By:
Name:	[Signature]
Its:

MIDLAND STATES BANK

By:
Name:
Its: